Exhibit 10.1

EXECUTION COPY

LOGISTICS AND DISTRIBUTION SERVICES AGREEMENT

This Agreement, along with each Annex attached hereto (collectively, the “Agreement”) is made as of this 17th day of June, 2010 by and between IDS USA Inc., a Delaware corporation, having offices at 2 Panasonic Way, Secaucus, New Jersey 07096 (hereinafter referred to as “IDS”) and Rafaella Apparel Group, Inc., a Delaware corporation, and its subsidiaries, having offices at 1411 Broadway, New York, New York 10018 (hereinafter referred to as the “Client”).

WHEREAS, IDS maintains and operates warehousing and distribution facilities in New Jersey, California and Florida and additionally provides logistic services; and

WHEREAS, the Client wishes to retain IDS to provide certain warehousing, distribution and logistic services in New Jersey at IDS’s warehouses located at the two (2) addresses listed in Section 1.1.1 on Annex 2 (such two (2) locations hereinafter collectively referred to as the “Warehouse”, which defined term shall also automatically be deemed to include the additional warehouse locations set forth in Section 1.1.2 and Section 1.1.3 of Annex 2 in the event and to the extent such warehouse locations are utilized during the term of this Agreement) in accordance with the terms and conditions of this Agreement (hereinafter referred to as the “Services”).

NOW THEREFORE, in consideration of the mutual covenants and the mutual agreements set forth herein, the parties agree as follows:

1.     SCOPE OF SERVICES.

The Client shall use IDS as its exclusive provider in New Jersey of the Services, and in connection therewith, IDS shall provide the Services set forth on Annex 2 in accordance with the terms and conditions of this Agreement, which Services shall include, among other things, the time frames for shipment of the Client’s merchandise upon IDS’s receipt of same.  The Client agrees that IDS will provide the Services as set forth in Annex 2 and for agreed to volumes which will be no less than the annual minimum volume of units set forth on Annex 2 attached hereto.  In addition to providing the Services, IDS may also provide certain additional services from time to time, and upon the terms and conditions as may be agreed upon in writing by the parties.

The Client acknowledges that IDS intends to invest in its facilities, infrastructure and personnel in order to increase its capability to provide operations to service the Client in New Jersey, and as a result thereof, the Client acknowledges that it may consider evaluating expanding the Client’s relationship with IDS beyond New Jersey; provided, however, that it is expressly acknowledged and agreed that the Client shall not be obligated in any fashion whatsoever to expand its relationship beyond the scope of this Agreement, and its decision to do so, for any reason, shall have no affect on this Agreement.  In the event and to the extent that Client wishes to expand the scope or territory of the Services to be provided by IDS, any such expansion of Services, including but not limited to any trucking services (which services are not currently included in the Services), shall be subject to a separate agreement upon terms and conditions to be mutually agreed upon by the Client and IDS.

2.     TERM.

This Agreement shall be for a term commencing on the date first set forth above and shall continue for a period of thirty-six (36) consecutive months, unless earlier terminated in accordance with Section 6 of this Agreement.  Should each of the parties desire to renew this Agreement, they shall use commercially reasonable efforts to agree upon the renewal terms no later than six (6) months prior to the expiration of the term hereof.

3.     COMPENSATION AND PAYMENT TERMS

3.1.    COMPENSATION FOR TRANSITION.  IDS acknowledges that the Client will incur significant termination and transition costs in connection with the termination of its current warehouse and distribution operations so as to enable the Client to enter into this Agreement.  Accordingly, to compensate Client for such termination and transition costs, simultaneously upon the mutual execution hereof, IDS shall deliver to Client that certain transition payment set forth on Annex 1 attached hereto (the “Transition Payment”).  The Transition Payment shall be deemed to cover a portion of the Client’s costs associated with the entering into of this Agreement, including but not limited to the transport of product from the existing facility to IDS’s facility, dismantling of the equipment in the existing facility (the “Equipment”), severance payments to Client’s employees, any IT costs related to the interface or integration to IDS WMS system (EXceed) and the write-off of asset value of equipment no longer required by Client.  Client agrees and acknowledges that IDS may, at its sole discretion, take possession of any removed Equipment from the Client’s present facility for no additional charge.  The Transition Payment shall be made by IDS to the Client pursuant to separate wire transfer instructions delivered by Client to IDS and such Transition Payment shall, in all circumstances, be irrevocable and non-refundable.

3.2.    COMPENSATION FOR IDS.  IDS will provide to the Client the Services at the specified rates agreed and set forth on Annex 3 to this Agreement (collectively, the “Rates”), subject to the provisions of Section 3.3, Section 3.4 and Section 3.5 below.

3.3.    COST ADJUSTMENTS.  The charge to Client for costs of materials and supplies purchased by IDS at Client’s direction will be adjusted quarterly (upwards or downwards) based upon (i) the actual dollar amount by which such materials and supplies have increased or decreased, plus (ii) three percent (3%) of the new increased or decreased dollar amount.  By way of example, in the event that materials or supplies that initially cost $100 increased by $10, then the new cost of such materials or supplies would be $113.30.  Similarly, if such materials or supplies that initially cost $100 decreased by $10, then the new cost for such materials or supplies would be $92.70.

3.4.    MINIMUM WAGE ADJUSTMENT.  Notwithstanding anything set forth herein to the contrary, in the event the Federal and/or State’s minimum wage laws applicable to IDS are increased during the term of this Agreement resulting in an increase in the labor costs of IDS, then in such event the Rates shall be increased accordingly; provided, however, that IDS provides notice (which notice may be in the form of e-mail notice) within thirty (30) days prior to the time that IDS institutes such increase, which notice shall include evidence of such minimum wage increase.

3.5.    RATE REVIEW.  Notwithstanding Clauses 3.3 and 3.4 herein, IDS shall reserve the right to increase the Rates upon thirty (30) days prior written notice to the Client in the event that during the term hereof IDS experiences an increase in (i) the real estate taxes or real estate assessments on the property on which the Warehouse is presently located or (ii) utility charges applicable to the Warehouse, and such increases in immediately preceding subclauses (i) or (ii) are outside of the direct control of IDS and represent an increase in such real estate taxes, real estate assessment or utility charges in excess of ten percent (10%) of such taxes, assessments or charges as then currently in effect (the “10% Increase”).  In such event, Client agrees that Client’s Rates shall be increased by its pro rata share of fifty percent (50%) of any such increase in real estate taxes, real estate assessment and/or utility charges, as the case may be, in excess of the 10% Increase, such pro rata amount to be based upon the then applicable percentage of Client’s usage of the Warehouse.

3.6.    PAYMENT TERMS.  All invoices for Services rendered and not disputed will be due and payable thirty (30) days after receipt of such invoice.  In the event the Client wishes to dispute any invoice it shall give written notice thereof to IDS within thirty (30) days of the receipt of said invoice (the “Dispute Notice”), in which event the undisputed portion of such invoice shall be due and payable and the dispute portion (the “Disputed Amount”) shall not be due and payable until a final determination on the Disputed Amount is made based upon (i) mutual agreement or (ii) if no mutual agreement can be reached, in accordance with Section 19 hereof.

3.7.    RATE ADJUSTMENT DISPUTE.  Any dispute between the parties with respect to any proposed Rate adjustment in accordance with Section 3.3, Section 3.4 or Section 3.5 above, if not resolved by the mutual agreement of the parties, shall be settled in accordance with the provisions of Section 19 below.

3.8.    LATE PAYMENT CHARGE.  IDS shall be entitled to impose a late interest charge if the Client fails to pay any amount invoiced by IDS within thirty (30) days after such payment was due and payable, provided that if the Client has sent a Dispute Notice, such late payment shall only be imposed on the Disputed Amount if it is later determined that the full Disputed Amount was improperly withheld by Client.  The interest rate shall be 1% per month in respect of any overdue period until date of payment.

4.     MINIMUM HANDLING CHARGE

4.1.    Both parties agree to the initial annual minimum volume of units as set forth on Annex 2 with respect to Client’s 2011 “fiscal year.”  As used herein, the term “fiscal year” shall mean the twelve (12) month period commencing on July 1st and ending on June 30th.

4.2.    The Client shall provide IDS with its then current volume projections for each fiscal year during the term hereof, no later than August 15th of each such fiscal year.

4.3.    The minimum annual volume of units for any fiscal year following the fiscal year 2011 shall be calculated based upon the formula utilized for the initial annual minimum, i.e.

65% of Client’s reasonable, estimated forecast for the applicable fiscal year.

5.     EMPLOYEES AND RESPONSIBILITY.

5.1.    Employees.  Upon the execution hereof, IDS agrees that it shall offer employment to and use its best efforts to hire those former employees of the Client that meet the requirements of the business based on the shared interests of Client and IDS and at the salaries, and upon such other terms and conditions as mutually agreed upon and set forth on Schedule A attached to Annex 2.   (Current employees of Client who accept offers from and commence work at IDS to be referred to herein as the “Hired Employees.”)  Client agrees that IDS shall have no liability or obligation for any claim made against IDS by or on behalf of the Hired Employees relating to or arising out of the Hired Employees’ employment with or termination from the Client and that Client shall indemnify, defend and hold harmless IDS from and against any such claim.   IDS agrees that Client shall have no liability or obligation for any claim made against Client by or on behalf of the Hired Employees relating to or arising out of the Hired Employee’s employment with or termination from IDS and that IDS shall indemnify, defend and hold harmless Client from and against any such claim.

5.2.    Quarterly Meeting.  There shall be a scheduled quarterly meeting of the management representatives of the Client and IDS, at a mutually convenient time, to review and discuss performance, distribution allocation, and any other relevant issues with respect to this Agreement.  A representative from the Client and IDS shall be jointly responsible for preparing an agenda for, and the scheduling of, each quarterly meeting.

5.3.    Customer Deductions.  At the Client’s reasonable request, IDS will promptly and diligently assist the Client, in good faith, in researching and providing sufficient documentation to dispute any customer claims that are related to the Services provided hereunder.

5.4.    Client’s instructions.  The Client will be responsible to provide reasonably detailed special shipping instructions on the pick tickets and updates. Shipping documents must provide reasonably specific routing requirements in accordance with industry norms, such as weight limits and traffic requirements, and any special service requirements, such as ticketing or hanger requirements.  All special handling requirements must be provided by the Client to IDS in writing or pursuant to the electronic data interchange system.

6.     TERMINATION.

6.1.    Notwithstanding anything set forth herein to the contrary, this Agreement may be terminated:

6.1.1.  by either party in the event that any party hereto shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any party seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for substantially all of its property (and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days) or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur, or any party shall take any corporate action to authorize any of the actions set forth above in this Section 6.1.1;

6.1.2.  by IDS or the Client at any time after default in any amounts due and payable by the other party, after notice and the expiration of a thirty (30) calendar day opportunity to cure.

6.1.3.  by either party, if the other party commits a material breach of this Agreement and such material breach has not been remedied (if capable of being remedied) within thirty (30) “business days” (as defined in Section 17.2 below) from date of written notification of such breach.

6.1.4.  by either party immediately upon the giving of notice in the event that a “Force Majeure Event” (as defined in Section 12 of this Agreement) persists for a period of longer than seven (7) days.  Notwithstanding the foregoing, in the event that the Warehouse has been damaged by fire or other casualty and IDS reasonably determines that the Warehouse cannot be expected to be restored to its condition prior to the occurrence of the fire or other casualty within seven (7) days after such fire or other casualty, such that IDS will not be able to perform the Services at the Warehouse and IDS does not have a comparable, alternate facility that is reasonably commercially acceptable to the Client at which IDS can provide the same Services to Client upon substantially the same terms and conditions, at no additional cost to Client (the “Alternative Warehouse”) within such seven (7) day period, then Client may terminate this Agreement by written notice thereafter, and any such termination shall be effective immediately.  In the event that IDS can and does provide an Alternative Warehouse to Client, then all references hereinafter to Warehouse shall mean the Alternative Warehouse, unless the context requires otherwise.

6.1.5.  by the Client or IDS immediately upon the giving of notice upon a breach by the other party of the provisions of Section 18 below.

6.1.6.  by either party upon written notice to the other party delivered not earlier than 180 days prior to the termination date set forth in such written notice.

7.     EFFECT OF TERMINATION

7.1.    Termination or expiration of this Agreement shall not relieve either party of any liabilities or obligations it may have to the other party which liabilities or obligations accrued during the term of the Agreement or that arises out of or is related to acts or omissions occurring prior to such termination or expiration.

7.2.    The parties agree that all amounts due and payable by either party to the other are settled within twenty (20) business days upon termination or expiration of the Agreement; provided, however, if either party disputes an amount that the other party hereto believes to be due and payable upon the termination or expiration hereof and such disputing party provides written notice of same to the other party (the “Termination Payment Dispute Notice”), then the amount that is the subject of the Termination Payment Dispute Notice shall not be due and payable until the parties resolve same either by mutual agreement, or in the absence thereof, in accordance with the provisions of Section 19 below.

7.3.    The parties shall jointly conduct an inventory count of the stock stored or held by IDS no later than five (5) business days from the termination or expiration of this Agreement.  In connection therewith, IDS shall give the Client and/or its agents access, at mutually agreed upon times, to the Warehouse during the twenty (20) business day period subsequent to termination or expiration of the Agreement (and thereafter, if necessary) for the purpose of removing by Client, at its sole cost and expense, all of its stock and merchandise located at the Warehouse; provided, however, that Client shall not be entitled to remove all of its inventory then located at the Warehouse if it is not then current in its payment obligations with respect to amounts due under this Agreement, other than amounts subject to a Dispute Notice or a Termination Payment Dispute Notice.

8.     INSURANCE

8.1.    GENERAL INSURANCE POLICY REQUIREMENTS.  Each party shall maintain at its own expense such insurance coverage as is appropriate to fully meet its obligations under this Agreement.

8.2.    INSURANCE COVERAGE

8.2.1.  IDS shall maintain at all times during the term of this Agreement and for the period at least ninety (90) business days thereafter, at its own expense, general liability and other insurance, with such carrier, and in such form and substance, that is reasonably satisfactory to the Client, and as set forth on IDS’s certificate of insurance dated January 29, 2010 previously delivered to Client (the “Certificate of Insurance”).  IDS agrees that upon the execution hereof Client shall be listed as an additional insured on the Certificate of Insurance and that such insurance shall provide such coverage, have such limits of liability and deductibles, and such other terms and provisions as shall be mutually agreed upon by the parties, but in no event shall it provide for coverage of less than $5,000,000 per occurrence and $7,000,000 in the aggregate.

8.2.2.  Client shall provide evidence of primary property coverage of its merchandise including but not limited to deterioration of its merchandise in relation to risks of physical loss or damage of its merchandise.  Such coverage shall be written on an “all risk” of loss basis.  Client shall release IDS from any and all liability and responsibility to Client or to anyone claiming by it or under it by way of subrogation or otherwise for all insured claims or insured demands whatsoever which arise out of damage to or destruction of tangible or intangible property occasioned by fire or other cause unless such damage or destruction shall have been caused by the gross negligence or willful misconduct of IDS or IDS’s partners, officers, directors, agents and employees or of anyone for whom IDS may be responsible.

8.2.3.  Client shall maintain at all times during the term of this Agreement and for the period at least thirty (30) business days thereafter, at its own expense, general liability insurance, with such carrier, and in such form and substance, that is reasonably satisfactory to IDS, relating to Client and its employees physical entry upon the Warehouse.

8.2.4.  Client shall at all times during the term of this Agreement, and for a period of at least ninety (90) days thereafter, at its own expense, maintain its general liability insurance coverage with respect to its stock and merchandise, which coverage shall be reviewed by IDS prior to the execution hereof, and the execution hereof by IDS shall represent its express approval of same.

9.     LIMITATION OF LIABILITY

9.1   Notwithstanding any other provision in this Agreement, neither party will be liable to the other party, regardless of form of action, whether in contract, tort (including negligence or breach of statutory duty), strict liability, or otherwise howsoever for loss or profit, business, contracts or revenues, or anticipated savings, indirect or consequential losses or damages of any nature whatsoever including indirect loss of profit or opportunity.

9.2   For the avoidance of doubt, both parties agree that IDS’s limit of liability to Client for any claim it may have against IDS arising from any loss or damages suffered with respect to its goods or merchandise, whether or not the result of the gross negligence or willful misconduct of IDS, its employees, agents, contractors or representatives, shall not exceed $5,000,000 per occurrence and $7,000,000 in the aggregate.

10.  LIABILITY FOR STOCK LOSS/DAMAGE

10.1      RESPONSIBILITY FOR STOCK LOSS/DAMAGE

10.1.1      IDS acknowledges that title to the merchandise and risks of ownership thereof shall remain at all times with the Client.  Subject to Section 10.1.3 below, the Client shall be fully liable for any loss or damage to its merchandise while in Warehouse or otherwise in the custody or control of IDS unless such loss or damage arises as a result of the gross negligence or willful misconduct of IDS, its employees, agents, contractors or representatives.

10.1.2      The Client shall have reasonable access during normal business hours to IDS’s inventory records for the purpose of reconciliation between book records and physical quantities and for any claims for lost inventory.  IDS shall adhere to those inventory control practices as set out under Section 4.3 of Annex 2 to the Agreement.

10.1.3      Inventory Claims.

(a)   With respect to the annual physical inventory count referenced in Section 4.3.1(f) of Annex 2, IDS shall be responsible for unexplained inventory shortages that exceed 0.03% of the actual units shipped by IDS during the applicable fiscal year (the “Excess Inventory Shortage”), and IDS shall reimburse Client within thirty (30) days of the determination of any Excess Inventory Shortage by paying to Client an amount equal to the number of units that represent such Excess Inventory Shortage multiplied by the

Client’s weighted average dollar cost of all of the Company’s units shipped by IDS during the applicable fiscal year.  Notwithstanding the foregoing, any units representing Excess Inventory Shortage for which Client realizes an insurance recovery will not be counted towards any Excess Inventory Shortage (and any such lost units shall not be counted towards Excess Inventory Shortage while any insurance claim is pending).

10.1.4      IDS shall not be responsible for:

(a)   loss or damage to goods resulting from improper packing, breakage, boxing, crating or concealed damage which occurs prior to the merchandise being placed in IDS’s custody, or

(b)   stock loss/damage allowance as set forth in Section 10.1.3(a) of the Agreement.

10.2     STORE DEDUCTION

10.2.1      Liability for shipping errors shall be limited to IDS’s handling cost associated with the processing of the order related to the claim, provided that in the event the Client provided prior notice to IDS of the nature or type of the recurring shipping errors caused by IDS, IDS’s liability shall be for all costs incurred by the Client in connection therewith.

10.3        MISDIRECTION OF MERCHANDISE

IDS’s liability shall not exceed the lesser of:

i)              the cost of transporting the merchandise to the correct destination by the mode of transport that would have applied in the absence of such misdirection less the cost that would have been incurred in transporting the merchandise to the correct destination in the absence of such misdirection, or

ii)             the value of the merchandise misdirected.

11      LIMITED INDEMNIFICATION

The Client hereby acknowledges that IDS shall not be liable in contract, tort or otherwise to any customer of the Client or any third party in respect of the Client’s goods or merchandise, provided that IDS notifies the Client within ten (10) business days of becoming aware of any such third party claim (provided no notice shall be required if said customer or third party serves notice of any claim simultaneously on both IDS and the Client).  The Client shall, provided appropriate notice was given, if required, indemnify, save harmless and defend IDS against all or any liabilities, claims, actions or demands made by its customer or any other third party, including all costs and expenses incurred in connection herewith, which IDS may incur or which may be made against IDS as a result of any such claims.  IDS acknowledges and agrees that the Client shall control the defense and resolution (whether by litigation, arbitration, mediation, settlement or otherwise) of any and all such third party actions and claims for which Client is required to indemnify IDS hereunder.  In addition, the Client shall indemnify, save harmless and defend IDS from any and all unpaid claims for unpaid transportation charges, including undercharges, demurrage, detention or charges of any nature, in connection with the Client’s merchandise shipped to or from the Warehouse, other than due to shipping errors for which IDS is responsible under Section 10.

12       FORCE MAJEURE

Acts of God, fires, or other catastrophes, epidemics or quarantine restrictions, or other cause(s) beyond the reasonable control of a party, not reasonably foreseeable, not caused by acts or omissions of the party affected which prevent IDS from providing or procuring the Services, or the Client from receiving or using Services (“Force Majeure Event”), shall suspend such affected party’s obligations, including obligations of performance (and payment with respect thereto) during the period required to remove such Force Majeure Event; provided that such Force Majeure Event shall not effect any payment obligations that arose prior to the Force Majeure Event. Such affected party shall promptly notify the other party of the Force Majeure Event and the nature of such Force Majeure Event and if such Force Majeure Event is a fire or other casualty, such that IDS is unable to provide the Services at the Warehouse or the Alternative Warehouse within seven (7) days after the occurrence of the Force Majeure Event, then Client shall have the right to immediately terminate this Agreement in accordance with the provisions of Section 6.1.4 above.

13       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES.

13.1        Each of the parties hereto represents and warrants to the other that (i) it has read this Agreement, (ii) it has had the benefit of consultation with competent legal counsel in connection with considering and agreeing with this Agreement, (iii) that all necessary corporate action to enter into this Agreement has been taken and such party is duly authorized to enter into this Agreement and be fully bound by all of the terms hereof, subject to the execution and delivery by the other party hereto, (iv) it will conduct its business and operations in compliance with all applicable laws, rules and regulations, including but not limited to all applicable labor, safety, and environmental laws and regulations, and (v) it hereby reaffirms the representation and warranty set forth in Section 8.1 above.

13.2        Simultaneously upon the execution hereof, IDS shall deliver to Client (i) the Certificate of Insurance naming Client as an additional insured, and (ii) the secured party waiver and consent in the form annexed hereto as Exhibit A.

14       SEVERABILITY.

If any provision, covenant, term, or condition of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability, shall not affect the validity, legality, or enforceability of any other provisions, covenants, terms or conditions of this Agreement.

15       ENTIRE AGREEMENT.

This Agreement and each Annex attached hereto sets forth the entire understanding of the parties with respect to the subject matter of this Agreement, and supersedes any prior written or oral representation, agreements, or understandings with respect hereto, including but not limited to that certain memorandum of understanding between the parties dated as of April 27, 2010 (but it does not supersede that certain confidentiality agreement between the parties dated as of April 9, 2010 (the “Confidentiality Agreement”), which shall remain in full force and effect).  No party has relied on any representation, assurances, or understandings other than as expressly set forth herein.  This Agreement (or any Annex) can only be modified by written documents signed by all of the parties hereto.

16       ATTORNEYS’ FEES/COST AND EXPENSES.

Each party to this Agreement shall bear all of its own attorneys’ fees, costs and expenses incurred in the negotiation and execution of this Agreement.

17       NOTICES; MISCELLANEOUS.

17.1      Any and all notices, demands or requests required or permitted to be given under this

Agreement shall be given in writing and sent, by registered or certified U.S. mail, return receipt requested, by hand, or by overnight courier, addressed to the parties hereto at their addresses set forth below or such other addresses as they may from time-to-time designate by written notice, given in accordance with the terms of this Section, together with copies thereof as follows:

In the case of the Client to:

Rafaella Apparel Group, Inc.
1411 Broadway
New York, NY 10018
Facsimile No.:  (212) 764-9275
Attn:  Lance Arneson, Chief Financial Officer

With a copy simultaneously by like means to:

Zukerman Gore Brandeis & Crossman, LLP
875 Third Avenue
New York, New York 10022-4728
Facsimile No.:  (212) 223-6433
Attention:  Clifford A. Brandeis, Esq.

In the case of IDS to:

2 Panasonic Way

Secaucus, New Jersey 07096

With a copy simultaneously by like means to:

Salans LLP

620 Fifth Avenue

New York, New York 10020

Facsimile No.:  (212) 307-3345
Attention:  Robert K. Smits, Esq.

17.2      As used herein, the term “business day” means any day when commercial banks in New York City and New Jersey are open for business except Saturdays, Sundays and holidays.

17.3      At all reasonable times during the term hereof the Client shall with sufficient advance notice, have the right to enter and be present at IDS’s Warehouse (provided at all times Client be escorted by a representative of IDS) in New Jersey for purposes of inspection and observation.  Client may request, if it reasonably believes it to be necessary, to inspect the Warehouse at times when it is not in operation, provided that it gives sufficient advance notice to IDS and at all times Client is escorted by a representative of IDS when inspecting the Warehouse.

17.4      The entering into and the terms and conditions of this Agreement shall be subject to the terms of the Confidentiality Agreement; provided, however, IDS acknowledges that the Client is a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as such, files such reports as required by the Exchange Act.  Accordingly, IDS agrees that, notwithstanding anything set forth herein or in the Confidentiality Agreement to the contrary, upon the advice of outside counsel, the Client may make public disclosures with respect to this Agreement in accordance with the provisions of the Exchange Act.

17.5      Upon the execution hereof, IDS shall provide the Client with dedicated office space within its Warehouse in order to accommodate such number of individuals who will be employed by the Client as described on Schedule B to be attached to Annex 2 of this Agreement.

17.6      During the term of this Agreement and for one (1) year thereafter, IDS shall keep accurate and complete books and records with respect to the provision of the Services.  Subject to maintaining the confidentiality of records of any customers other than Client, during the term of this Agreement and for one (1) year thereafter, Client and its authorized representatives shall have the right, at its own cost and expense, to inspect and commence an audit of the relevant books and records of IDS relating to IDS’s provision of Services to confirm the accuracy of the Rates being charged under this Agreement; provided that, in the event any such audit reveals a discrepancy in Client’s favor in excess of five percent (5%), IDS shall bear all of Client’s reasonable documented costs of such audit, including but not limited to the costs of all third party professionals, including auditors.  In addition, in the event of any discrepancy revealed as a result of the audit, whether in IDS’s or Client’s favor, the party in whose favor there is a discrepancy shall receive full payment therefor from the other party within thirty (30) days upon the parties agreeing to the amount of the discrepancy, either by mutual agreement, or pursuant to the provisions of Section 19 below.

18       SUCCESSORS/ASSIGNS.

This Agreement shall not be assigned by IDS or Client without the express prior written approval of the other party, and any assignment by either party in violation of the foregoing shall give the other party the right to terminate this Agreement immediately upon notice thereof; provided, however, no approval to assignment shall be required in the event of the sale to a third party of all the assets or stock of either party or in the event either party merges or consolidates with or into a third party, provided that the acquirer or surviving entity assumes in writing all obligations and liabilities hereunder.  This Agreement shall be binding upon each of the parties and each of the parties’ permitted successors and assigns.

19       GOVERNING LAW; BINDING ARBITRATION.

This Agreement will be construed, interpreted and enforced in accordance with and will be governed by the laws of the State of New York applicable to agreements to be wholly performed therein without reference to principles of conflicts of law.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City before three (3) arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrators may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

20       COUNTERPARTS.

This Agreement may be executed in one or more original, facsimile or electronic counterparts and, once counterparts have been exchanged, they shall be of full force and effect.

21       SURVIVAL.

Notwithstanding anything set forth herein to the contrary, the following Sections shall survive the expiration or termination of this Agreement:  3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 4.1, 5.1, 5.3, 6, 7, 8, 9, 10, 11, 13, 14, 15, 17, 18, 19 and 21.

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IN WITNESS WHEREOF, the parties hereto have interchangeably set their hands and seals and caused the proper corporate officers to execute the within Agreement on the day and year first above written.

IDS USA INC.

By:	/s/ Simon Oxley
Simon Oxley, President

IDS USA INC.

By:	/s/ Peter Sandham
Peter Sandham, Director of Finance and Commercial

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Christa Michalaros
Christa Michalaros,
Chief Executive Officer

RAFAELLA APPAREL GROUP, INC.

By:	/s/ Lance Arneson
Lance Arneson,
Chief Financial Officer